Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated November 3, 2014 relating to the financial statements of Sirrus Corp. as of August 31, 2013 and the period from May 7, 2014 (inception) to August 31, 2014. We also consent to the reference to our firm under the heading “Experts”  appearing therein.

/s/ GBH CPAs, PC

GBH CPAs, PC

www.gbhcpas.com

November 3, 2014